Ex. 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE CHANGES

Minneapolis, MN (May 6, 2026)  -  Winmark Corporation (Nasdaq: WINA) announced today that Lawrence A. Barbetta has informed the company of his decision not to stand for re-election to the Winmark Board of Directors at its next Annual Meeting of Shareholders in April 2027, in accordance with the Company’s independent director term limits. Mr. Barbetta was elected to Winmark’s Board of Directors in 2012 and currently serves as a member of the Audit Committee.

“Larry Barbetta’s service to Winmark since joining our Board has been significant and impactful. He has brought an important perspective to our Board and Audit Committee discussions, grounded in his experience building and leading technology and analytics businesses,” stated Brett D. Heffes, Chair and Chief Executive Officer. “On behalf of our shareholders, I want to personally thank Larry for his dedication, insight and contributions to Winmark.”

Additionally, the Company announced that it has appointed Stephanie S. Hoppe to its Board of Directors and to the Compensation and Nominating Committees. Ms. Hoppe brings more than 20 years of senior marketing and brand leadership experience across consumer, franchise, and multi-unit retail businesses, with deep expertise in omnichannel strategy, digital marketing, brand positioning, and consumer insights. She currently serves as Vice President of Omnichannel Marketing at Casey’s General Stores, Inc. (Nasdaq: CASY), a leading convenience store retailer operating in nineteen states across the Midwest and Southern United States. Prior to joining Casey’s, Ms. Hoppe held senior marketing roles with major multi-unit retailers and franchisors, including Cicis Pizza and 7-Eleven.

“I am thrilled that Ms. Hoppe will be joining our Board of Directors,” stated Mr. Heffes.  “Steph’s background in consumer engagement, data-driven marketing, omnichannel growth, and customer loyalty will be invaluable to Winmark and our franchisees.  She has a proven track record of enabling data-driven consumer marketing strategies across both franchise and multi-unit retail environments. I look forward to working with her to support our franchisees and to accelerate our mission to provide Resale for Everyone®.”

Winmark - the Resale Company® is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At March 28, 2026, there were 1,383 franchises in operation and over 2,800 available territories.  An additional 79 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company. Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated. Because actual results may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.